Exhibit 99

Ingredion Incorporated	NEWS RELEASE
Westbrook Corporate Center
Westchester, IL 60154

CONTACTS:
Investors: Tiffany Willis, 708-551-2592
Media: Becca Hary, 708-551-2602

Ingredion Incorporated Reports Third Quarter 2020 Results

•	Third quarter 2020 reported and adjusted EPS* were $1.36 and $1.77, respectively, compared with $1.47 and $1.86 in the third quarter 2019, respectively

•	Year-to-date 2020 reported and adjusted EPS were $3.45 and $4.50, respectively, compared with $4.51 and $5.06 in the year-ago period, respectively

•	The Company expects to increase its investment in Verdient Foods Inc. by acquiring 100% ownership, further bolstering its plant-based proteins portfolio

WESTCHESTER, Ill., November 1, 2020 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported results for the third quarter 2020. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2020 and 2019, include items that are excluded from the non-GAAP financial measures that the Company presents.

“We are pleased with our operational execution and financial performance for the third quarter. We experienced sequential improvement over second quarter 2020 in customer volume demand across all four of our regions, driven by increased consumer activity in response to easing of COVID-19 restrictions,” said Jim Zallie, Ingredion’s president and chief executive officer. “Reported and adjusted operating income were up 35% and 41%, respectively, from the second quarter. Our intense focus on servicing customers and operational execution, enabled us to deliver year-over-year profit growth in most of our regions.”

“As we continue to navigate the different economic environments around the world, we remain focused on the resilience of our workforce, the responsibility to the communities in which we operate and ensuring business continuity for our customers. Our teams displayed great agility and creativity to advance our go-to-market strategy with customers, and I am incredibly proud of them. As part of new ways of working, we are leveraging new forms of digital collaboration to connect, innovate and co-create with our customers. Around the world, we are moving our Idea Labs to virtual interactive studios to bring the innovation process to our customers, wherever they are,” Zallie continued.

“Today, we announced another strategic step to advance our Driving Growth Roadmap with the pending acquisition of Verdient Foods Inc., bringing our ownership to 100%. This transaction enables us to accelerate net sales growth, further expand our manufacturing capacity and better manage our supply network to serve the increasing demand for plant-based proteins. During the quarter, we also further enhanced our sugar reduction capabilities by integrating PureCircle’s global team and operations.”

INGREDION REPORTS THIRD QUARTER 2020 RESULTS - Page 2

“We are well positioned to effectively manage through the uncertainties due to the pandemic and successfully support our customers and their changing needs. We remain confident in the relevance of our strategy to grow our business and deliver value for shareholders,” concluded Zallie.

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income, adjusted effective income tax rate and adjusted cash flow from operations are non-GAAP financial measures. See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Diluted Earnings Per Share (EPS)

	3Q19	3Q20	YTD19	YTD20
Reported EPS	$1.47	$1.36	$4.51	$3.45
Impairment/Restructuring Costs	$0.32	$0.22	$0.47	$0.51
Acquisition/Integration Costs	-	$0.06	$0.02	$0.10
Tax Items	$0.07	$0.01	$0.06	$0.33
Other Adjusted Items	-	$0.12	-	$0.12
Adjusted EPS**	$1.86	$1.77	$5.06	$4.50

Estimated factors affecting change in reported and adjusted EPS

	3Q20	YTD20
Margin	(0.07)	(0.05)
Volume	(0.02)	(0.41)
Foreign exchange	(0.07)	(0.20)
Other income	0.01	(0.03)
Total operating items	(0.15)	(0.69)
Other non-operating income	0.02	0.05
Financing costs	0.09	0.09
Non-Controlling interests	0.02	0.02
Shares outstanding	(0.01)	(0.02)
Tax rate	(0.06)	(0.02)
Total non-operating items	0.06	0.12
Total items affecting EPS**	(0.09)	(0.56)

**Totals may not foot due to rounding

Financial Highlights

•	At September 30, 2020, total debt and cash and short-term investments were $2.2 billion and $553 million, respectively, versus $1.8 billion and $268 million, respectively, at December 31, 2019. The increase in total debt and cash and short-term investments was primarily due to the Company's sale of $1.0 billion of senior notes in the second quarter 2020, partially offset by the redemption of $400 million of November 2020 senior notes in July.

•	Net financing costs were $22 million, which includes $5 million for interest payments associated with the early retirement of the senior notes in July. Net financing costs were $2 million lower in the third quarter from the year-ago period. The decrease resulted from lower net interest expense due to lower interest rates.

INGREDION REPORTS THIRD QUARTER 2020 RESULTS - Page 3

•	Reported and adjusted effective tax rates for the quarter were 30.1 percent and 26.2 percent, respectively, compared to 27.1 percent and 23.2 percent, respectively, in the year-ago period. The increase in reported and adjusted tax rates resulted primarily from US foreign tax credits, country earnings mix, and other one-time adjustments.

•	Year-to-date capital expenditures were $250 million, up $19 million from the year-ago period.

Business Review

Total Ingredion

$ in millions	2019 Net Sales	FX Impact	Volume	Price mix	PureCircle	2020 Net Sales	% change	% change excl. FX
Third quarter	1,574	-38	-36	-6	8	1,502	-5%	-2%
Year-to-Date	4,660	-138	-214	78	8	4,394	-6%	-3%

Reported Operating Income

$ in millions	2019	FX Impact	Business Drivers	PureCircle	Acquisition / Integration	Restructuring / Impairment	Other	2020	% change	% change excl. FX
Third quarter	165	-6	-3	-5	-5	12	-5	153	-7%	-4%
Year-to-Date	494	-18	-41	-5	-6	-	-5	419	-15%	-11%

Adjusted Operating Income

$ in millions	2019	FX Impact	Business Drivers	PureCircle	2020	% change	% change excl. FX
Third quarter	193	-6	-3	-5	179	-7%	-4%
Year-to-Date	537	-18	-41	-5	473	-12%	-8%

Net Sales

•	Third quarter net sales were down from the year-ago period. The decrease was driven by foreign exchange impacts in South America and sales volume declines in North America. Excluding foreign exchange impacts, net sales were down 2 percent for the quarter.

•	Year-to-date net sales were down from the year-ago period. The decrease in year-to-date net sales was driven by sales volume declines in North America and South America and foreign exchange impacts in South America which were partially offset by favorable pricing. Excluding foreign exchange impacts, net sales were down 3 percent year-to-date.

Operating income

•	Reported and adjusted operating income for the quarter were $153 million and $179 million, respectively, both of which decreased by 7 percent, from the year-ago period. The decreases were largely attributable to lower sales volumes in North America and the inclusion of PureCircle results. Excluding foreign exchange impacts, reported and adjusted operating income were both down 4 percent from the same period last year.

INGREDION REPORTS THIRD QUARTER 2020 RESULTS - Page 4

•	Year-to-date reported and adjusted operating income were $419 million and $473 million, respectively, decreases of 15 percent and 12 percent, respectively, from the year-ago period. The decreases were largely attributable to lower sales volumes in North America and higher corporate costs due to continued investments to drive business and digital transformation. Excluding foreign exchange impacts, reported and adjusted operating income were down 11 percent and 8 percent, respectively, from the same period last year.

•	Third quarter and year-to-date reported operating income were lower than adjusted operating income by $26 million and $54 million, respectively, due to asset closures and restructuring costs related to Cost Smart, acquisition and integration costs, and the impact of the August storm damage in Iowa.

North America

Net Sales

$ in millions	2019 Net Sales	FX Impact	Volume	Price mix	2020 Net Sales	% change	% change excl. FX
Third quarter	984	-1	-31	-24	928	-6%	-6%
Year-to-Date	2,912	-6	-181	14	2,739	-6%	-6%

Segment Operating Income

$ in millions	2019	FX Impact	Business Drivers	2020	% change	% change excl. FX
Third quarter	145	-	-13	132	-9%	-9%
Year-to-Date	409	-1	-50	358	-12%	-12%

Operating income

•	Third quarter operating income was $132 million, a decrease of $13 million from the year-ago period. The decrease was driven by lower volumes, as COVID-19 continued to impact away-from-home consumption across the region, and unfavorable mix in the U.S. and Canada.

•	Year-to-date operating income was $358 million, a decrease of $51 million from the year-ago period. The decrease was driven by significantly lower away-from-home consumption across the region and the shutdown of brewery customers in Mexico in the second quarter.

South America

Net Sales

$ in millions	2019 Net Sales	FX Impact	Volume	Price mix	2020 Net Sales	% change	% change excl. FX
Third quarter	245	-38	-7	24	224	-9%	7%
Year-to-Date	699	-104	-20	68	643	-8%	7%

INGREDION REPORTS THIRD QUARTER 2020 RESULTS - Page 5

Segment Operating Income

$ in millions	2019	FX Impact	Business Drivers	2020	% change	% change excl. FX
Third quarter	27	-6	8	29	7%	30%
Year-to-Date	61	-13	20	68	11%	33%

Operating income

•	Third quarter operating income was $29 million, an increase of $2 million from the year-ago period. The increase was driven by strong price mix which was partially offset by unfavorable foreign currency impacts. Excluding foreign exchange impacts, segment operating income was up 30 percent.

•	Year-to-date operating income was $68 million, an increase of $7 million from the year-ago period due to strong price mix which was partially offset by unfavorable foreign currency impacts and lower sales volumes. Excluding foreign exchange impacts, segment operating income was up 33 percent. Results for Argentina are accounted for in U.S. dollars under hyper-inflationary accounting.

Asia-Pacific

Net Sales

$ in millions	2019 Net Sales	FX Impact	Volume	Price mix	PureCircle	2020 Net Sales	% change	% change excl. FX
Third quarter	205	-	1	-7	8	207	1%	1%
Year-to-Date	611	-12	-12	-12	8	583	-5%	-3%

Segment Operating Income

$ in millions	2019	FX Impact	Business Drivers	PureCircle	2020	% change	% change excl. FX
Third quarter	22	-	1	-5	18	-18%	-18%
Year-to-Date	65	-1	1	-5	60	-8%	-6%

Operating income

•	Third quarter operating income was $18 million, down $4 million from the year-ago period driven by $5 million of operating loss from PureCircle. Excluding PureCircle, third quarter operating income was $23 million, up $1 million from the year-ago period driven by lower input costs and operating expenses.

•	Year-to-date operating income was $60 million, a decrease of $5 million from the year-ago period. PureCircle results reduced year-to-date operating income by $5 million. Excluding PureCircle results, year-to-date operating income was flat to the same period in the prior year as lower input costs and favorable operating expenses offset lower sales volumes in the first half due to the impact of stay-at-home orders. Excluding foreign currency impacts, segment operating income was down 6%.

INGREDION REPORTS THIRD QUARTER 2020 RESULTS - Page 6

Europe, Middle East, and Africa (EMEA)

Net Sales

$ in millions	2019 Net Sales	FX Impact	Volume	Price mix	2020 Net Sales	% change	% change excl. FX
Third quarter	140	-	1	2	143	2%	2%
Year-to-Date	438	-18	-1	10	429	-2%	2%

Segment Operating Income

$ in millions	2019	FX Impact	Business Drivers	2020	% change	% change excl. FX
Third quarter	24	-	1	25	4%	4%
Year-to-Date	71	-3	5	73	3%	8%

Operating income

•	Third quarter operating income was $25 million, up $1 million from the year-ago period. The increase was largely attributable to favorable price mix in Pakistan and lower operating expenses in Europe.

•	Year-to-date operating income was $73 million, an increase of $2 million from a year ago. The increase was largely attributable to Pakistan pricing actions, solid EMEA specialty sales volume, and lower operating expenses in Europe, partially offset by the impacts of stay-at-home orders on Pakistan production and sales volume in the first half and negative foreign currency impacts. Excluding foreign currency impacts, segment operating income was up 8 percent.

Dividends

In September 2020, the Company increased the quarterly dividend to $0.64 per share from $0.63 per share, and paid dividends of $45 million in the third quarter and $132 million year-to-date.

2020 Outlook

Due to continued uncertainty of COVID-19 impacts, the Company cannot reasonably estimate full-year results at this time and guidance remains withdrawn.

The Company anticipates continued impacts from COVID-19 on net sales volume across our operating segments in the fourth quarter, with recovery in net sales generally correlated with increased consumer activity. With pandemic case rates rising and falling across many geographies, we expect away-from-home consumption to continue to fluctuate, suppressing volume demand for ingredients that are formulated in food and beverages consumed away-from-home. We anticipate modestly higher demand for food consumed in home, increasing volumes for ingredients that are part of the recipes for these meals.

INGREDION REPORTS THIRD QUARTER 2020 RESULTS - Page 7

For the full year, we expect a reported tax rate of 32 percent to 36 percent and an adjusted effective tax rate in the range of approximately 27 percent to 28 percent.

Capital expenditures are anticipated to be between $290 million and $310 million, of which more than $100 million is being invested to drive Specialty growth.

Conference Call and Webcast Details

Ingredion will conduct a conference call on Monday, November 2, 2020 at 8:00 a.m. Central Time hosted by Jim Zallie, president and chief executive officer, and James Gray, executive vice president and chief financial officer. The call will be webcast in real time and will include a presentation accessible through the Company’s website at www.ingredion.com. The presentation will be available to download a few hours prior to the start of the call. A replay of the webcast will be available for a limited time at www.ingredion.com.

About the Company

Ingredion Incorporated (NYSE: INGR) headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With 2019 annual net sales over $6 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredients solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion Idea Labs® innovation centers around the world and more than 11,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among others, any statements regarding the Company's expectations regarding impacts of COVID-19, and the Company's effective tax rates and capital expenditures for 2020 and any assumptions, expectations or beliefs underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as "may," "will," "should," "anticipate," "assume," "believe," "plan," "project," "estimate," "expect," "intend," "continue," "pro forma," "forecast," "outlook," "propels," "opportunities," "potential," "provisional," or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are "forward-looking statements."

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

INGREDION REPORTS THIRD QUARTER 2020 RESULTS - Page 8

Actual results and developments may differ materially from the expectations expressed in or implied by our forward looking statements as a result of the following risks and uncertainties, among others: changing consumption preferences and perceptions, including those relating to high fructose corn syrup; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, including, particularly, economic, currency and political conditions in South America and economic and political conditions in Europe, and the impact these factors may have on our sales volumes, the pricing of our products, our access to credit markets and our ability to collect our receivables from customers; adverse changes in investment returns earned on our pension assets; future financial performance of major industries which we serve and from which we derive a significant portion of our sales, including the food, beverage, animal nutrition, and brewing industries; the uncertainty of acceptance of products developed through genetic modification and biotechnology; our ability to develop or acquire new products and services at rates or of qualities sufficient to meet expectations; changes in U.S. and foreign government policy, laws or regulations and costs of legal compliance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil; the availability of raw materials, including potato starch, tapioca, gum Arabic and the specific varieties of corn upon which some of our products are based, and our ability to pass on potential increases in the cost of corn or other raw materials to customers; raw material and energy costs and availability; our ability to contain costs, achieve budgets and to realize expected synergies, including with respect to our ability to complete planned maintenance and investment projects on time and on budget, and to achieve expected savings under our Cost Smart program as well as with respect to freight and shipping costs; the impact of financial and capital markets on our borrowing costs, including as a result of foreign currency fluctuations, fluctuations in interest and exchange rates and market volatility and the associated risks of hedging against such fluctuations; the potential effects of climate change; our ability to successfully identify and complete acquisitions or strategic alliances on favorable terms as well as our ability to successfully integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to all of the foregoing; operating difficulties at our manufacturing plants or with respect to boiler reliability; risks related to product safety and quality and compliance with environmental, health and safety, and food safety laws and regulations; economic, political and other risks inherent in operating in foreign countries with foreign currencies and shipping products between countries, including with respect to tariffs, quotas and duties; interruptions, security breaches or failures that might affect our information technology systems, processes and sites; our ability to maintain satisfactory labor relations; the impact that weather, natural disasters, war or similar acts of hostility, acts and threats of terrorism, the outbreak or continuation of pandemics such as COVID-19 and other significant events could have on our business; the potential recognition of impairment charges on goodwill or long lived assets; changes in our tax rates or exposure to additional income tax liabilities; and our ability to raise funds at reasonable rates to grow and expand our operations.

INGREDION REPORTS THIRD QUARTER 2020 RESULTS - Page 9

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 and in our subsequent reports on Form 10-Q and Form 8-K.

Ingredion Incorporated ("Ingredion")
Condensed Consolidated Statements of Income
(Unaudited)

(in millions, except per share amounts)	Three Months Ended September 30,		Change %	Nine Months Ended September 30,		Change %
	2020	2019		2020	2019
Net sales	$1,502	$1,574	(5)%	$4,394	$4,660	(6)%
Cost of sales	1,176	1,230		3,474	3,671
Gross profit	326	344	(5)%	920	989	(7)%

Operating expenses	155	153	1%	456	457	0%
Other expense (income), net	2	(2)		4	(3)
Restructuring/impairment charges	16	28		41	41
Operating income	153	165	(7)%	419	494	(15)%
Financing costs, net	22	24		59	62
Other, non-operating (income) expense, net	(2)	1		(3)	1
Income before income taxes	133	140	(5)%	363	431	(16)%
Provision for income taxes	40	38		125	120
Net income	93	102	(9)%	238	311	(23)%
Less: Net income attributable to non-controlling interests	1	3		5	7
Net income attributable to Ingredion	$92	$99	(7)%	$233	$304	(23)%

Earnings per common share attributable to Ingredion
common shareholders:

Weighted average common shares outstanding:
Basic	67.2	66.9		67.2	66.9
Diluted	67.6	67.4		67.6	67.4

Earnings per common share of Ingredion:
Basic	$1.37	$1.48	(7)%	$3.47	$4.54	(24)%
Diluted	$1.36	$1.47	(7)%	$3.45	$4.51	(24)%

Ingredion Incorporated ("Ingredion")

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$553	$264
Short-term investments	-	4
Accounts receivable – net	913	977
Inventories	908	861
Prepaid expenses	56	54
Total current assets	2,430	2,160

Property, plant and equipment – net	2,354	2,306
Goodwill	841	801
Other intangible assets – net	479	437
Operating lease assets	161	151
Deferred income tax assets	23	13
Other assets	176	172
Total assets	$6,464	$6,040

Liabilities and equity
Current liabilities
Short-term borrowings	62	$82
Accounts payable and accrued liabilities	893	885
Total current liabilities	955	967

Non-current liabilities	211	220
Long-term debt	2,115	1,766
Non-current operating lease liabilities	123	120
Deferred income tax liabilities	189	195
Share-based payments subject to redemption	32	31
Redeemable non-controlling interests	74	-

Equity
Ingredion stockholders' equity:
Preferred stock – authorized 25,000,000 shares – $0.01 par value, none issued	-	-
Common stock – authorized 200,000,000 shares – $0.01 par value, 77,810,875 shares issued at September 30, 2020 and December 31, 2019	1	1
Additional paid-in capital	1,145	1,137
Less: Treasury stock (common stock; 10,822,592 and 10,993,388 shares at
September 30, 2020 and December 31, 2019, respectively) at cost	(1,027)	(1,040)
Accumulated other comprehensive loss	(1,259)	(1,158)
Retained earnings	3,884	3,780
Total Ingredion stockholders' equity	2,744	2,720
Non-redeemable non-controlling interests	21	21
Total equity	2,765	2,741

Total liabilities and equity	$6,464	$6,040

Ingredion Incorporated ("Ingredion")

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
(in millions)	2020	2019

Cash provided by operating activities:
Net income	$238	$311
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	158	158
Mechanical stores expense	39	42
Deferred income taxes	(1)	2
Charge for fair value mark-up of acquired inventory	3	-
Margin accounts	6	(4)
Changes in other trade working capital	80	(51)
Other	39	32
Cash provided by operating activities	562	490

Cash used for investing activities:
Capital expenditures and mechanical stores purchases, net proceeds on disposals	(250)	(231)
Payments for acquisitions, net of cash acquired	(208)	(42)
Investment in a non-consolidated affiliate	(6)	(10)
Short-term investments	4	4
Other	-	1
Cash used for investing activities	(460)	(278)

Cash provided by (used for) financing activities:
Proceeds from borrowings (payments on), net	341	(19)
Debt issuance costs	(9)	-
Repurchases of common stock, net	-	63
Issuances of common stock for share-based compensation, net of settlements	2	1
Dividends paid, including to non-controlling interests	(132)	(131)
Cash provided by (used for) financing activities	202	(86)

Effect of foreign exchange rate changes on cash	(15)	(10)
Increase in cash and cash equivalents	289	116
Cash and cash equivalents, beginning of period	264	327
Cash and cash equivalents, end of period	$553	$443

Ingredion Incorporated ("Ingredion")

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

(in millions, expect for percentages)	Three Months Ended September 30,			Change	Nine Months Ended September 30,		Change	Change
	2020	2019	Change	Excl. FX	2020	2019	%	Excl. FX
Net Sales
North America	$928	$984	(6)%	(6)%	$2,739	$2,912	(6)%	(6)%
South America	224	245	(9)%	7%	643	699	(8)%	7%
Asia-Pacific	207	205	1%	1%	583	611	(5)%	(3)%
EMEA	143	140	2%	2%	429	438	(2)%	2%
Total Net Sales	$1,502	$1,574	(5)%	(2)%	$4,394	$4,660	(6)%	(3)%

Operating Income
North America	$132	$145	(9)%	(9)%	$358	$409	(12)%	(12)%
South America	29	27	7%	30%	68	61	11%	33%
Asia-Pacific	18	22	(18)%	(18)%	60	65	(8)%	(6)%
EMEA	25	24	4%	4%	73	71	3%	8%
Corporate	(25)	(25)	0%	0%	(86)	(69)	(25)%	(25)%
Sub-total	179	193	(7)%	(4)%	473	537	(12)%	(8)%
Restructuring/impairment charges	(16)	(28)			(41)	(41)
Acquisition/integration costs	(5)	-			(8)	(2)
Charge for fair value markup of acquired inventory	(3)	-			(3)
North America storm damage	(2)	-			(2)	-
Total Operating Income	$153	$165	(7)%	(4)%	$419	$494	(15)%	(11)%

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, restructuring and impairment cost, Mexico tax provision, and certain other special items. We generally use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share ("EPS") to

Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2020		September 30, 2019		September 30, 2020		September 30, 2019
	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS

Net income attributable to Ingredion	$92	$1.36	$99	$1.47	$233	$3.45	$304	$4.51

Add back:

Acquisition/integration costs, net of income tax benefit of $1 million and $2 million for the three and nine months ended September 30, 2020, respectively, and $ - million and $1 million for the three and nine months ended September 30, 2019, respectively (i)	4	0.06	-	-	6	0.10	1	0.02

Restructuring/impairment charges, net of income tax benefit of $1 million and $7 million for the three and nine months ended September 30, 2020, respectively, and $6 million and $9 million for the three and nine months ended September 30, 2019, respectively (ii)	15	0.22	22	0.32	34	0.51	32	0.47

Charge for fair value markup of acquired inventory, net of income tax benefit of $ - for the three and nine months ending September 30, 2020, respectively (iii)	3	0.04	-	-	3	0.04

Charge for early extinguishment of debt, net of income tax benefit of $1 million for the three and nine months ended September 30, 2020, respectively (iv)	4	0.06	-	-	4	0.06	-	-

North America storm damage, net of income tax benefit of $ - for the three and nine months ended September 30, 2020, respectively (v)	2	0.03	-	-	2	0.03	-	-

Tax (benefit) provision - Mexico (vi)	(6)	(0.08)	3	0.04	16	0.24	2	0.03

Other tax matters (vii)	6	0.09	2	0.03	6	0.09	2	0.03

Non-GAAP adjusted net income attributable to Ingredion	$120	$1.77	$126	$1.86	$304	$4.50	$341	$5.06

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) The 2020 period primarily includes costs related to the acquisition and integration of the business acquired from PureCircle Limited. The 2019 period primarily includes costs related to the acquisition and integration of the business acquired from Western Polymer, LLC.

(ii) During the three months ended September 30, 2020, the Company recorded $6 million of pre-tax restructuring/impairment charges, consisting of $4 million of employee-related and other costs, including professional services, associated with its Cost Smart SG&A program and $2 million of restructuring related expenses primarily in North America and APAC as part of its Cost Smart cost of sales program. During the nine months ended September 30, 2020, the Company recorded $31 million of pre-tax restructuring/impairment charges, consisting of, $17 million of restructuring related expenses primarily in North America and APAC as part of its Cost Smart cost of sales program and $14 million of employee-related and other costs, including professional services, associated with its Cost Smart SG&A program. In addition, the Company recorded a $10 million impairment of its equity method investment during the three months ended September 30, 2020, triggered by the decrease in fair value of its investment resulting from the agreed upon purchase price of the remaining 80% interest in Verdient Foods, Inc. The Company expects to complete the acquisition during Q4 2020.

During the three and nine months ended September 30, 2019, the Company recorded $28 million and $41 million of pre-tax restructuring charges, respectively.  During the third quarter of 2019, the Company recorded $14 million of net restructuring related expenses as part of the Cost Smart cost of sales program, including $6 million of employee-related costs and accelerated depreciation as part of the closure of our Lane Cove, Australia facility. Additionally, we recorded $4 million of employee-related costs in South America and APAC, and $4 million of other costs, including professional services, within the Cost Smart cost of sales program. The Company also recorded $14 million of restructuring related costs as part of the Cost Smart SG&A program, including $7 million of employee-related severance and $7 million of other costs, including professional services, primarily in North America and South America. During the nine months ended September 30, 2019, the Company recorded $41 million of restructuring charges including $20 million of employee-related and other costs, including professional services, associated with its Cost Smart SG&A program, $18 million of other costs, including professional services, and employee-related costs associated with its Cost Smart cost of sales program, including the closure of the Lane Cove, Australia facility, and $3 million of other costs related to the Latin America finance transformation initiative.

(iii) The three and nine months ended September 30, 2020 includes the flow-through of costs associated with the purchase of PureCircle Limited inventory that was adjusted to fair value at the acquisition date in accordance with business combination accounting rules.

(iv) During the three and nine months ended September 30, 2020, the Company incurred $5 million of costs directly related to the early debt extinguishment of the $400 million 4.625% senior notes due November 1, 2020. The Company recorded the debt extinguishment charges within Financing costs, net on the Condensed Consolidated Statements of Income.

(v) During the three and nine months ended September 30, 2020, the Company incurred storm damage to the Cedar Rapids, IA manufacturing facility. The facility was shut down for 10 days, and the storm related damage resulted in $2 million of charges during the three months ended September 30, 2020. The Company recorded the storm damage costs within Other expense (income), net on the Condensed Consolidated Statements of Income.

(vi) The tax item represents the impact of the Company’s use of the U.S. dollar as the functional currency for its subsidiaries in Mexico.  Mexico’s effective tax rate is strongly influenced by the remeasurement of the Mexican peso financial statements into U.S. dollars. The company recorded a tax benefit of $6 million and a tax provision of $16 million three and nine months ended September 30, 2020, respectively, as a result of the movement of the Mexican peso against the U.S. dollar during the periods. During the three and nine months ended September 30, 2019, the company recorded a tax provision of $3 million and $2 million, respectively, as a result of the movement of the Mexican peso against the U.S. dollar during the periods.

(vii) This relates to other tax settlements, tax adjustments for an intercompany reorganization, and tax results of the above non-GAAP addbacks.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, pre-tax)	2020	2019	2020	2019

Operating income	$153	$165	$419	$494

Add back:

Acquisition/integration costs (i)	5	-	8	2

Restructuring/impairment charges (ii)	16	28	41	41

Charge for fair value markup of acquired inventory (iii)	3	-	3	0

North America storm damage (v)	2	-	2	-

Non-GAAP adjusted operating income	$179	$193	$473	$537

For each tickmark above, see footnotes included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended September 30, 2020			Nine Months Ended September 30, 2020
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)
As Reported	$133	$40	30.1%	$363	$125	34.4%

Add back:

Acquisition/integration costs (i)	5	1		8	2

Restructuring/impairment charges (ii)	16	1		41	7

Charge for fair value markup of acquired inventory (iii)	3	-		3	-

Charge for early extinguishment of debt (iv)	5	1		5	1

North America storm damage (v)	2	-		2	-

Tax item - Mexico (vi)	-	6		-	(16)

Other tax matters (vii)	-	(6)		-	(6)

Adjusted Non-GAAP	$164	$43	26.2%	$422	$113	26.8%

	Three Months Ended September 30, 2019			Nine Months Ended September 30, 2019
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)
As Reported	$140	$38	27.1%	$431	$120	27.8%

Add back:

Acquisition/integration costs (i)	-	-		2	1

Restructuring/impairment charges (ii)	28	6		41	9

Tax item - Mexico (vi)	-	(3)		-	(2)

Other tax matters (vii)	-	(2)		-	(2)

Adjusted Non-GAAP	$168	$39	23.2%	$474	$126	26.6%

For each tickmark above, see footnotes included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")

Reconciliation of Reported U.S. GAAP Effective Tax Rate ("GAAP ETR")

to Anticipated Adjusted Effective Tax Rate ("Adjusted ETR")

(Unaudited)

	Anticipated Effective Tax Rate Range
	for Full Year 2020
	Low End	High End
GAAP ETR	32.0%	36.0%

Add:

Acquisition/integration costs (i)	0.4%	0.4%

Restructuring/impairment charges (ii)	1.5%	1.6%

Charge for fair value markup of acquired inventory (iii)	0.0%	0.0%

Charge for early extinguishment of debt (iv)	0.2%	0.2%

North America storm damage (v)	0.1%	0.2%

Tax item - Mexico (vi)	(2.3)%	(5.0)%

Other tax matters (vii)	(1.0)%	(1.0)%

Impact of adjustment on Effective Tax Rate (viii)	(3.9)%	(4.4)%

Adjusted ETR	27.0%	28.0%

Above is a reconciliation of our anticipated full year 2020 GAAP ETR to our anticipated full year 2020 adjusted ETR. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance.  These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items.  We generally exclude these items from our adjusted ETR guidance. For these reasons, we are more confident in our ability to predict adjusted ETR than we are in our ability to predict GAAP ETR.

For items (i) through (vii), see footnotes included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

(viii) Indirect impact of tax rate after items (i) through (vii).